UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2021

SCHOLASTIC CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-19860	13-3385513
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

557 BROADWAY, NEW YORK, NEW YORK	10012
(Address of Principal Executive Offices)	(Zip Code)

(212) 343-6100

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	SCHL	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

See the information set forth in Item 2.03, which is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 27, 2021, Scholastic Corporation (the “Corporation”) and its principal operating subsidiary, Scholastic Inc., entered into an amended and restated 5-year credit agreement with a syndicate of banks and Bank of America, N.A., as administrative agent (the “Credit Agreement”). BOFA Securities, Inc., Truist Bank, and Wells Fargo Securities, LLC acted as joint lead arrangers and joint bookrunners.

The revised terms of the amended Credit Agreement include: (i) an increase in borrowing limits to $300 million from $250 million, as amended on December 16, 2020; (ii) the elimination of the required securitization of the Company’s inventory and accounts receivable; (iii) an unlimited basket for permitted payments of dividends and other distributions in respect of capital stock so long as the Corporation’s pro forma Consolidated Net Leverage Ratio, as defined, is not in excess of 2.75:1; (iv) the elimination of a minimum liquidity covenant; (v) the removal of an interest rate floor; and (vi) the extension of the maturity date to October 27, 2026.

The amended Credit Agreement provides for an unsecured revolving credit facility. Interest on borrowings under the facility may, at the Corporation’s election, be either a base rate (the higher of Bank of America’s prime rate, the Federal Funds Rate plus 0.5% per annum, or the Eurodollar Rate plus 1% per annum) or the Eurodollar Rate plus, in each case, an applicable margin. The applicable margin ranges from 0.35% per annum to 1.75% per annum depending upon the type of loan under consideration and the Corporation’s then prevailing Consolidated Leverage Ratio (as defined in the Credit Agreement). In addition, the Credit Agreement provides for payment of a commitment fee in respect of the aggregate unused amount of revolving credit commitments ranging from 0.20% per annum to 0.30% per annum based upon the Corporation’s then prevailing Consolidated Leverage Ratio. The financial terms disclosed in this paragraph are largely consistent with the financial terms of the Corporation’s previous credit agreement prior to its amendment in December 2020.

A portion of the revolving credit facility up to a maximum of $50 million is available for the issuance of letters of credit. In addition, a portion of the revolving credit facility up to a maximum of $15 million is available for swing line loans. The Credit Agreement has an accordion feature which permits the Corporation, provided certain conditions are satisfied, to increase the facility by up to an additional $150 million.

The Credit Agreement contains certain financial covenants related to leverage and interest coverage ratios (as defined in the Credit Agreement), limitations on the amount of dividends and other distributions, and other limitations on fundamental changes to the Corporation or its business. The Credit Agreement also provides for customary affirmative covenants (e.g., financial reporting etc.) and certain events of default, including payment defaults, covenant defaults and other customary defaults.

The foregoing description of the Credit Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Credit Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending November 30, 2021.

Item 9.01 Financial Statements and Exhibits

(a)    Not applicable

(b)    Not applicable

(c)    Not applicable

(d)    The following exhibits are filed as part of this report:

104	Cover Page Interactive Data File (embedded within the Inline XBRL document.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 29, 2021	SCHOLASTIC CORPORATION

	By:	/s/ Kenneth J. Cleary
Name: Kenneth J. Cleary
Title: Chief Financial Officer